UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                              GREAT BASIN GOLD LTD.
            --------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)


       British Columbia, Canada                        Not Applicable
----------------------------------------    ------------------------------------
   (Jurisdiction of incorporation)          (I.R.S. Employer Identification No.)


      1020 - 800 West Pender Street
           Vancouver, Canada                              V6C 2V6
----------------------------------------    ------------------------------------
(Address of principal executive offices)                 (Zip Code)



        Securities to be registered pursuant to Section 12(b) of the Act:

                                             Name of each exchange on which each
Title of each class to be so registered      class is to be registered
---------------------------------------     ------------------------------------
     Common Shares, no par value                 The American Stock Exchange




If this form relates to the  registration  of a class of securities  pursuant to
Section  12(b)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(c), please check the following box.                           [X]

If this form relates to the  registration  of a class of securities  pursuant to
Section  12(g)  of  the  Exchange  Act  and is  effective  pursuant  to  General
Instruction A.(d), please check the following box.                           [ ]

Securities Act registration statement file number to which this form relates:

                                 Not applicable
                               ------------------


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                               ------------------
                                (Title of Class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

Description.

This Form 8-A12B registers the Registrant's class of common shares without par value (the "Common Shares") for listing and trading on the American Stock Exchange. The authorized capital of the Registrant consists of 200,000,000 Common Shares and the Registrant has no other class of shares. The Registrant hereby registers:

62,680,164     fully  paid  and   non-assessable   Common   Shares   issued  and
               outstanding, plus

 6,737,400     additional  shares of its common stock  issuable upon exercise of stock options granted or to be granted by the Company pursuant to its employee stock option plan; plus

28,429,715     additional  shares of common  stock  issuable  upon  exercise  of warrants (expiring at various dates from June 2003) and upon property payments

All Common Shares rank equally as to (i) voting rights, (ii) dividend rights, and (iii) participation in a distribution of the assets of the Registrant in the event of a liquidation, dissolution or winding-up of the Registrant. In the event of a liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, holders of the Common Shares will be entitled to receive on a pro rata basis, all of the net assets remaining after the Registrant has discharged its liabilities.

Distributions in the form of dividends, if any, are determined by the Board of Directors. Dividends are not cumulative. The Registrant is limited in its ability to pay dividends on its Common Shares by certain provisions of the Company Act (British Columbia) regarding a company's ability to make a distribution without rendering itself insolvent. The Registrant has not historically paid dividends on its Common Shares nor does it expect to do so in the foreseeable future.

Holders of Common Shares are entitled to receive notice of all meetings of shareholders and to attend and to vote at such meetings. Each Common Share carries with it the right to one vote. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and holders of Common Shares are not liable to further calls or to assessment by the Registrant.

The restrictions on repurchase or redemption of Common Shares by the Registrant under the Company Act require that any repurchase or redemption:

o is made through a recognized stock exchange in a manner that all shareholders have an equal ability to participate in the Registrant's bid which known as an issuer bid,

o is made from a bona fide employee, of the Registrant or an affiliate, or his or her personal representative, pursuant to a share repurchase arrangement entered into at the time the person became an employee,

o    is made under an offer to purchase pro rata made to every holder, or

o is required to be made pursuant to a provision of the Company Act (British Columbia) or a court order in the course of dissent or similar proceedings, and in any of the foregoing events,

     provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such repurchase or redemption.

The rights of holders of Common Shares may not be modified otherwise than by a vote of a special majority (75%) of the Common Shares outstanding, voting as a class.


There are no provisions in the Company Act (British Columbia) nor in the Registrant's constituting documents which would have the effect of delaying, deferring, or preventing a change of control of the Registrant operating with respect to an extraordinary corporate transaction. There are laws of general application in Canada regarding change in control for companies of a certain size or of strategic importance to Canada, which laws the Registrant believes are not applicable to it because of its size, but which laws are described in the Registrant's Form 20-F.




ITEM 2.  EXHIBITS.

The following exhibits are filed herewith, or are incorporated by reference, as a part of this Form 8-A12B:

1.   Registration Statement on Form 20-F dated 1992 (incorporated by reference).




SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Registrant:    GREAT BASIN GOLD LTD.

Date:          July 7, 2003

By:            /s/ Jeffrey R. Mason

               Jeffrey R. Mason
               Director, Chief Financial Officer and Secretary